Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2012 First Quarter Financial Results

BETHLEHEM, PA – May 2, 2012 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the first quarter of 2012.

Financial Highlights

•

Consolidated revenues were $20.9 million for the first quarter of 2012, a 20% increase from the comparable quarter of 2011. Revenues for the current quarter included $3.3 million in revenues from the Company’s molecular diagnostic collection subsidiary, DNA Genotek Inc. (“DNAG”), acquired in August 2011.

•	Consolidated net loss for the first quarter of 2012 was $3.3 million, or $0.07 per share, which compares to a net loss of $2.6 million, or $0.06 per share, for the first quarter of 2011.

“We are pleased to deliver first quarter financial results that are in line with expectations,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our molecular collection systems business was an important contributor for the quarter and we are starting to see some positive impact on sales of our OraQuick® HCV test resulting from the CLIA waiver received in late 2011. We are also pleased that the FDA’s Blood Products Advisory Committee will consider our OraQuick® At-Home HIV test submission at its upcoming meeting on May 15.”

Financial Results

Product revenues for the quarter increased 16% primarily as a result of the $3.3 million of molecular collection system sales and higher sales of the Company’s cryosurgical systems products. These increases were partially offset by lower sales of the Company’s infectious disease testing, substance abuse testing and insurance risk assessment products. Licensing and product development revenues for the first quarter of 2012 increased by $842,000 primarily as a result of the receipt of a $1.0 million milestone payment received under the terms of the Company’s HCV collaboration agreement with Merck. Licensing and product development revenues for the current quarter also reflect a decrease in royalties received under a Settlement and License Agreement with Merck related to the Company’s cryosurgical patents.

Consolidated gross margin for the three months ended March 31, 2012 was 66% compared to 65% for the three months ended March 31, 2011. The increase in gross margin in the current quarter was largely due to the benefit of the $1.0 million milestone payment, partially offset by an increase in product support costs and a decline in the absorption of labor costs when compared to the first quarter of 2011.

Consolidated operating expenses increased $3.6 million to $17.4 million in the first quarter of 2012 from $13.8 million in the comparable period of 2011. This increase reflects the inclusion of $3.1 million of DNAG operating expenses, increased sales and marketing spending associated with the preparation for commercialization of the Company’s HIV-OTC product and increased consulting and staffing costs. These increases were partially offset by a decrease in spending on clinical trials related to the Company’s OraQuick® HIV-OTC product.

For the quarter ended March 31, 2012, the Company also recorded an income tax benefit of $0.5 million associated with the DNAG loss before income taxes and certain Canadian research and development and investment tax credits.

Cash totaled $22.8 million at March 31, 2012 compared to $23.9 million at December 31, 2011. Working capital remained relatively flat at $30.8 million at March 31, 2012 compared to $30.9 million at December 31, 2011.

Second Quarter 2012 Outlook

The Company expects total consolidated revenues for the second quarter of 2012 to range from $22.0 to $22.5 million and is projecting a consolidated net loss of approximately $0.09 - $0.10 per share for the second quarter of 2012.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

	Unaudited
	Three months ended March 31,
	2012	2011
Results of Operations
Revenues	$20,944	$17,414
Cost of products sold	7,212	6,147

Gross profit	13,732	11,267

Operating expenses:
Research and development	3,444	4,420
Sales and marketing	7,874	4,932
General and administrative	6,066	4,468

Total operating expenses	17,384	13,820

Operating loss	(3,652)	(2,553)
Other expense	(121)	(45)

Loss before income taxes	(3,773)	(2,598)
Income tax benefit	(521)	—

Net loss	$(3,252)	$(2,598)

Loss per share:
Basic and Diluted	$(0.07)	$(0.06)

Weighted average shares:
Basic and Diluted	47,807	46,518

	Three Months Ended March 31,
	Dollars			Percentage of Total Revenues
Market	2012	2011	% Change	2012	2011

Infectious disease testing	$9,776	$9,962	(2)%	47%	57%
Substance abuse testing	2,087	3,061	(32)	10	18
Cryosurgical systems	3,478	2,710	28	16	15
Molecular collection systems	3,298	—	N/A	16	0
Insurance risk assessment	1,099	1,317	(17)	5	8

Product revenues	19,738	17,050	16	94	98
Licensing and product development	1,206	364	231	6	2

Total revenues	$20,944	$17,414	20%	100%	100%

	Three Months Ended March 31,
OraQuick® Revenues	2012	2011	% Change

Domestic HIV	$8,148	$8,867	(8)%
International HIV	660	698	(5)
Domestic HCV	536	34	1,476
International HCV	282	48	488

Total OraQuick® revenues	$9,626	$9,647	0%

	Three Months Ended March 31,
Intercept® Revenues	2012	2011	% Change

Domestic	$1,523	$1,877	(19)%
International	46	519	(91)

Total Intercept® revenues	$1,569	$2,396	(35)%

	Three Months Ended March 31,
Cryosurgical Systems Revenues	2012	2011	% Change

Professional domestic	$1,371	$1,342	2%
Professional international	287	339	(15)
Over-the-Counter	1,820	1,029	77

Total cryosurgical systems revenues	$3,478	$2,710	28%

Consolidated Balance Sheets (Unaudited)	March 31, 2012	December 31, 2011
Assets

Cash	$22,814	$23,878
Accounts receivable, net	13,292	17,159
Inventories	10,818	9,621
Other current assets	3,013	2,178
Property and equipment, net	19,376	19,855
Intangible assets, net	29,988	30,383
Goodwill	25,318	24,740
Other non-current assets	53	47

Total assets	$124,672	$127,861

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7,167	$7,292
Accounts payable	3,529	4,142
Accrued expenses	8,430	10,542
Other liabilities	8	—
Deferred income taxes	5,249	5,636
Stockholders’ equity	100,289	100,249

Total liabilities and stockholders’ equity	$124,672	$127,861

	Three months ended March 31,
Additional Financial Data (Unaudited)	2012	2011

Capital expenditures	$306	$882
Depreciation and amortization	$1,809	$829
Stock based compensation	$1,192	$973
Cash used in operating activities	$1,356	$2,049
Accounts receivable – days sales outstanding	58 days	63 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2012 first quarter financial results, business developments and second quarter 2012 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Mark L. Kuna, Senior Vice President, Finance and Controller. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #71939275, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 9, 2012, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #71939275.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to obtain FDA approval of the OraQuick® HIV test for use in the over-the-counter market; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the

Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

# # #